EXHIBIT B




                INTERIM MASTER ADVISORY CONTRACT

                        FFB FUNDS TRUST
                        230 Park Avenue
                   New York, New York  l0l69

                       December __, 1995



Evergreen Asset Management Corp
2500 Westchester Avenue
Purchase, New York 10577

Dear Sirs:

          This will confirm the agreement between the undersigned
(the "Trust") and Evergreen Asset Management Corp. (the
"Adviser") as follows:

           1. The Trust is an open-end investment company organized as a Massachusetts business trust, and consists of one or more separate investment portfolios as may be established and designated by the Trustees from time to time (the "Funds"). This contract shall pertain to any Fund as shall be designated in a Supplement to this contract ("Supplement"), as further agreed between the Trust and the Adviser. A separate class of shares of beneficial interest of the Trust is offered to investors with respect to each Fund. The Trust engages in the business of investing and reinvesting the assets of the Funds in the manner and in accordance with the investment objective and restrictions specified in the Trust's Declaration of Trust and the currently effective Prospectus or Prospectuses (the "Prospectus") relating to the Trust and the Funds included in the Trust's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Trust under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933 (the "1933 Act"). Copies of the documents referred to in the preceding sentence have been furnished to the Adviser. Any amendments to those documents shall be furnished to the Adviser promptly.

          2. The Trust employs the Adviser to provide the investment advisory and administrative services specified elsewhere in this contract, and the Adviser hereby accepts such employment. Pursuant to a Master Distribution Contract (the "Master Distribution Contract") and a Master Administrative Services Contract (the "Master Administrative Services Contract") between the Trust and Furman Selz Mager Dietz & Birney Incorporated (the "Sponsor"), the Trust has employed the Sponsor to act as distributor for the Funds and to provide to the Trust management and other services.

          3. (a) The Adviser shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this contract and (ii) provide all advisory, administrative, management and shareholder services, equipment, facilities and personnel necessary to perform its obligations under this contract. The Trust recognizes that in those cases where the Adviser makes arrangements with its correspondent banks to maintain a subaccount for certain of their customers who invest in shares of the Funds, such correspondent banks may also agree to provide services to subaccount holders of the type provided by the Adviser to shareholders of record. The Adviser shall obtain the Trust's prior written approval to each arrangement whereby a correspondent bank agrees to provide such services. Such correspondent banks will be compensated for such services exclusively by the Adviser.

               (b) Except as provided in subparagraph (a) in the Master Administrative Services Contract, the Trust shall be responsible for all of its expenses and liabilities, including compensation of its trustees who are not affiliated with the Sponsor; taxes and governmental fees; interest charges; fees and expenses of the Trust's independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian (including fees and expenses for keeping books and accounts and calculating the net asset value of shares of the Funds), transfer agent, registrar and dividend disbursing agent of the Trust; expenses of issuing, redeeming, registering and qualifying for sale the Trust's shares; expenses of preparing and printing share certificates, prospectuses, shareholders' reports, notices, proxy statements and reports to regulatory agencies; the cost of office supplies; travel expenses of all officers, trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders' meetings; organizational expenses; and extraordinary expenses.

          4. (a) The Adviser shall provide to the Trust investment guidance and policy direction in connection with the management of the portfolios of the Funds, including oral and written research analysis, advice, statistical and economic data and information and judgments, of both a macroeconomic and microeconomic character, concerning, among other things, interest rate trends, portfolio composition, credit conditions of both a general and specific nature and, where applicable, the average maturity of the portfolio of the Fund.

               (b) The Adviser shall also provide to the Trust's officers administrative assistance in connection with the operation of the Trust for the account of the Funds. Administrative services provided by the Adviser shall include (i) data processing, clerical and bookkeeping services required in connection with maintaining the financial accounts and records for the Trust and the Funds, (ii) the compilation of statistical and research data required for the preparation of periodic reports and statements of the Fund which are distributed to the Trust's officers and Board of Trustees, (iii) handling, or causing to be handled, general shareholder relations with Fund investors, such as advice as to the status of their accounts, the current yield and dividends declared to date and assistance with other questions related to their accounts, (iv) the compilation of information required in connection with the Trust's filings with the Securities and Exchange Commission and (v) such other services as the Adviser shall from time to time determine, upon consultation with the Sponsor, to be necessary or useful to the administration of the Trust and the Funds.

               (c) As manager of the assets of the Funds, the Adviser shall make investments for the account of the Funds in accordance with the Adviser's best judgment and within the investment objective and restrictions set forth in the Trust's Declaration of Trust, the Prospectus, the 1940 Act and the provisions of the Internal Revenue Code relating to regulated investment companies, subject to policy decisions adopted by the Trust's Board of Trustees. The Adviser shall advise the Trust's officers and Board of Trustees, at such times as the Trust's Board of Trustees may specify, of investments made for the Funds and shall, when requested by the Trust's officers or Board of Trustees, supply the reasons for making particular investments. It is understood that the Adviser will not use any inside information pertinent to investment decisions undertaken in connection with this contract that may be in its possession or in the possession of any of its affiliates, nor will the Adviser seek to obtain any such information.

               (d) The Adviser shall furnish to the Trust's Board of Trustees periodic reports on the investment performance of the Funds and on the performance of its obligations under this contract and shall supply such additional reports and information as the Trust's officers or Board of Trustees shall reasonably request.

               (e) On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other customers, the Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Adviser may also on occasion purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other customers.

               (f) The Adviser may cause the Funds to pay a broker which provides brokerage and research services to the Adviser a commission for effecting a securities transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless the Adviser determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the Adviser's overall responsibilities to the Fund and any other of the Adviser's clients.

          5. The Adviser shall give the Trust the benefit of the Adviser's best judgment and efforts in rendering services under this contract. As an inducement to the Adviser's undertaking to render these services, the Trust agrees that the Adviser shall not be liable under this contract for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this contract shall be deemed to protect or purport to protect the Adviser against the liability to the Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this contract or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

          6. In consideration of the services to be rendered by the Adviser under this contract, the Trust shall pay the Adviser a monthly fee ("fee") with respect to each Fund on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Fund during the preceding month, at annual rates set forth in a Supplement to this contract with respect to the Fund, provided, that no fee shall accrue or be payable hereunder with respect to a Fund until the first day after the day (the "Approval Date") on which this contract has been approved by the vote of a majority of the outstanding voting securities of that Fund (as defined in the 1940 Act). If the fees payable to the Adviser pursuant to this paragraph 6 begin to accrue before the end of any month or if this contract terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of a Fund shall be computed in the manner specified in the Prospectus for the computation of net asset value. For purposes of this contract, a "business day" is any day the New York Stock Exchange is open for trading.

          7. If the aggregate expenses of every character incurred by, or allocated to, a Fund in any fiscal year, other than interest, taxes, brokerage commissions and other portfolio transaction expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles and any extraordinary expenses, but including the fees payable under the Distribution Contract and the fees provided for in paragraph 6 ("includable expenses") shall exceed the expense limitations applicable to the Fund imposed by state securities laws or regulations thereunder, as these limitations may be raised or lowered from time to time, the Adviser shall pay the Fund an amount equal to 70% of that excess. With respect to portions of a fiscal year in which this contract shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year. At the end of each month of the Trust's fiscal year, the Sponsor will review the includable expenses accrued during that fiscal year to the end of the period and shall estimate the contemplated includable expenses for the balance of that fiscal year. If as a result of that review and estimation it appears likely that the includable expenses will exceed the limitations referred to in this paragraph 7 for a fiscal year with respect to the Fund, the monthly fees relating to the Fund payable to the Adviser under this contract for such month shall be reduced, subject to a later adjustment, by an amount equal to 70% of a pro rata portion (prorated on the basis of the remaining months of the fiscal year, including the month just ended) of the amount by which the includable expenses for the fiscal year (less an amount equal to the aggregate of actual reductions made pursuant to this provision with respect to prior months of the fiscal year) are expected to exceed the limitations provided for in this paragraph 7. For purposes of the foregoing, the value of the net assets of the Fund shall be computed in the manner specified in the penultimate sentence of paragraph 6, and any payments required to be made by the Adviser shall be made once a year promptly after the end of the Trust's fiscal year.

          8. This contract and any Supplement shall become effective with respect to a Fund on the date specified in the Supplement, and shall thereafter continue in effect with respect to the Fund until the earlier of the Closing Date defined in the Agreement and Plan of Reorganization dated September __, 1995 approved by shareholders of the Fund or two years from such date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's Trustees who are not parties to this contract or "interested persons" (as defined in the 1940 Act) of any such party.

          This contract and any Supplement thereto may be terminated with respect to a Fund at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940
Act) or by a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Trust. This contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

          9. Except to the extent necessary to perform the Adviser's obligations under this contract, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

          10. This contract shall be construed and its provisions interpreted in accordance with the laws of the state of New York.

          11. This contract may be executed in counterparts, but all of the copies, together, shall constitute one contract.

          12. Any notice given by a party to this Agreement shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth above or at such other address as such party may from time to time specify in writing to the other party.

          13. The Declaration of Trust establishing the Trust, filed on March 25, 1987, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the Office of the Secretary of the Commonwealth of Massachusetts, provides that the name "FFB Funds Trust" refers to the trustees under the Declaration collectively as trustees and not as individuals or personally, and that no shareholder, trustee, officer, employee or agent of the Trust shall be subject to claims against or obligations of the Trust to any extent whatsoever, but that the Trust estate only shall be liable.

          If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                              Very truly yours,

                              FFB FUNDS TRUST


                              By:  __________________________
                                   Title:

ACCEPTED:

EVERGREEN ASSET MANAGEMENT CORP.


By:  ________________________
     Title:

                  INTERIM ADVISORY CONTRACT SUPPLEMENT

                            FFB Funds Trust
                            237 Park Avenue
                            New York, NY  10017

                                              December __, 1995


Evergreen Asset Management Corp.
2500 Westchester Avenue
Purchase, New York  10577

     Re:  FFB Cash Management Fund

Dear Sirs:

     This will confirm the agreement between the undersigned (the
"Trust") and Evergreen Asset Management Corp. (the "Adviser") as follows:

     1. The Trust is an open-end management investment company organized as a Massachusetts business trust and consists of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate class of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. FFB Cash Management Fund (the "Fund") is a separate investment portfolio of the Trust.

     2.  The Trust and the Adviser have entered into an Interim
Master Advisory Contract (the "Interim Master Advisory Contract") pursuant to which the Trust has employed the Adviser to provide investment advisory and other services specified in that contract, and the Adviser has accepted such employment.

     3. As provided for in paragraph 1 of the Interim Master Advisory Contract, the Trust hereby adopts the Interim Master Advisory Contract with respect to the Fund, and the Adviser hereby acknowledges that the Interim Master Advisory Contract shall pertain to the Fund, the terms and conditions of such Interim Master Advisory Contract being hereby incorporated herein by reference.

     4.  The term "Fund" as used in the Interim Master Advisory
Contract shall for purposes of this Supplement pertain to the Fund.

     5. As provided for in paragraph 6 of the Interim Master Advisory Contract and subject to further conditions as set forth therein, the Trust shall with respect to the Fund pay the Adviser a monthly fee on the first business day of each month based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Fund during the preceding month, at the following annual rates:

     Portion of Average Daily Value of
     Net Assets of the Fund                            Fee Rate

Assets up to $500 million                               0.350%
Assets over $500 million up to $1 billion               0.315%
Assets over $1 billion up to $1.5 billion               0.280%
Assets over $1.5 billion                                0.245%

     6. This Supplement and the Interim Master Advisory Contract (together, the "Contract") shall become effective with respect to the Fund on December __, 1995 and shall thereafter continue in effect with respect to the Fund until the earlier of the Closing Date defined in the Agreement and Plan of Reorganization dated as of September 19, 1995, approved by shareholders of the Fund or two years from the date hereof only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for that purpose, of a majority of the Trust's Trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. This Supplement and the Interim Master Advisory Contract may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Trust. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                        Very truly yours,

                                        FFB FUNDS TRUST


                                        By:_____________________

Accepted:

EVERGREEN ASSET MANAGEMENT CORP.


By:___________________________